Denmark Bancshares, Inc.

Denmark State Bank

103 E. Main St.

P.O. Box 130

Denmark, WI 54208-0130

Phone: (920) 863-2161

Fax: (920) 863-6159

www.denmarkstate.com

News Release

FOR IMMEDIATE RELEASE: January 4, 2010

CONTACT: John P. Olsen, CEO

Phone: (920) 863-2161

Denmark State Bank Appoints Feiler as President

Current CEO and President Olsen Continues as CEO

The Board of Directors of Denmark State Bank ("DSB") is pleased to announce that Jill Feiler, Vice President, has been promoted to President of DSB. Current President and CEO Jack Olsen remains as Chief Executive Officer of DSB. Rounding out the executive management team for DSB is Carl Laveck, Executive Vice President and Chief Credit Officer and Dennis Heim, Sr. Vice President and Chief Financial Officer.

"The Board of Directors and the Executive Management team developed this succession plan to provide continued stability to DBI's management structure while allowing the team members to concentrate on their strengths and the areas they are most ardent in" said Tom Wall, Chairman of the Board of DSB. "I am very proud of this team.   While many banks are struggling during this sluggish economy, DBI remains profitable and continues to maintain a very strong capital position."

Ms. Feiler joined DSB in 2006. She is a graduate of the Graduate School of Banking and the University of Wisconsin Madison with a double major in Finance and Human Resource Management. For the past 3 years, Ms. Feiler served on DSB's executive management team, led the retail banking side of the business, played a key role in strategic initiatives and oversaw the operations of all Denmark bank facilities. Ms. Feiler brings 19 years of leadership and banking experience to her expanded role, where she will be responsible for the overall strategic direction of the bank and provide guidance for all bank activities to assure safety and soundness, short and long term profitability and planned growth to ensure the bank continues to provide value to its shareholders.

Ms. Feiler also serves as Vice President and Secretary of Denmark Bancshares, Inc. ("DBI"), the parent company of DSB, and has been in this role since April 2009. Ms. Feiler becomes just the tenth president in DSB's history dating to its formation over 100 years ago in 1909. "I am honored to be named the bank's next President," says Feiler. "I am excited to continue to work with Jack, Dennis, Carl, the Board of Directors and our talented staff to achieve our strategic goals." In addition Ms. Feiler served a six year term on the board of directors for Cerebral Palsy Inc, a local non profit organization. She continues to be an active volunteer for the organization in their annual fundraising efforts.

Mr. Olsen, in addition to retaining his position as CEO of DSB, continues in his role as CEO and President of DBI and as President of Denmark Agricultural Credit Corporation ("DACC"), the agricultural lending subsidiary of the parent company with $30 million in total assets. "I am extremely excited for Jill to take on this expanded role on our management team," says Jack Olsen. "With Jill stepping into the position of President, it will allow me to concentrate on serving our existing agricultural borrowers and expanding our already strong presence in the agricultural community. This has been my long standing passion and I am looking forward to devoting more of my time working with the agri-business and commercial customer base. DSB has a very experienced management team and with Jill, Dennis, Carl and I continuing to work together, we will be able to accomplish our goals at hand."

"Our management team recommended to the Board of Directors that Jill be named President," says Dennis Heim, CFO. "Jill is a true leader on our team and is well respected by our employees. This change in roles will allow Jack to spend more time with DSB's and DACC's agricultural loan customers that he and his team have worked with for many years. I am excited for Jack to have more time out in the field. This is Jack's passion and I am thankful that we have the talent in place to make this happen."

About Denmark Bancshares, Inc.

Denmark Bancshares, Inc., headquartered in Denmark, Wisconsin, is a diversified one-bank holding company.  DBI reported total assets of $393 million as of September 30, 2009. Denmark State Bank, DBI's subsidiary bank, is an independent community bank that offers six full service banking offices located in the Villages of Denmark, Bellevue, Maribel, Reedsville, Whitelaw and Wrightstown, serving primarily Brown, Kewaunee, Manitowoc and Outagamie Counties.  Denmark State Bank offers a wide variety of financial products and services including loans, deposits, mortgage banking, and investment services.  DBI also extends farm credit through its subsidiary Denmark Agricultural Credit Corporation.

For more information about Denmark State Bank, visit www.denmarkstate.com.